Exhibit 99.1

Span-America Reports Fourth Quarter and Fiscal 2008 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--October 30, 2008--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended September 27, 2008. The company reported fourth quarter 2008 sales of $15.0 million and net income of $1.3 million, or $0.45 per diluted share. Sales for fiscal year 2008 were $59.3 million, and net income was $4.9 million, or $1.70 per diluted share. Last year’s fourth quarter results included a one-time, non-cash impairment charge of $2.9 million ($1.9 million, or $0.67 per share, after tax) related to the exit and proposed sale of the company’s safety catheter business.

“Our fourth quarter sales and earnings from continuing operations were down slightly from last year’s fourth quarter results mainly because of lower medical sales and higher raw material costs,” stated Jim Ferguson, president and CEO of Span-America Medical Systems. “Medical segment sales were down 7% to $10.6 million on lower sales of therapeutic support surfaces compared with the fourth quarter of last year. Last year’s results included higher sales of our private-label products to Hill-Rom and a large order for PressureGuard® Easy Air® mattresses that was not repeated in the fourth quarter of fiscal 2008.

“We expect modest growth in fiscal 2009 sales based on higher volume in our medical and custom products segments. We also expect our plans to expand the acute care distribution for certain medical products to have a positive effect on 2009 sales,” continued Mr. Ferguson.

Fourth Quarter Results

Sales for the fourth quarter of fiscal 2008 declined 3% to $15.0 million compared with $15.5 million in the same quarter last year. The decrease in fourth quarter sales was due to lower medical sales that were down 7% to $10.6 million compared with $11.4 million in the fourth quarter last year.

The decrease in medical sales was due largely to lower shipments of our private label therapeutic support surfaces to Hill-Rom following the expiration of a supply contract in May 2008. Sales to Hill-Rom in the fourth quarter declined 49% to $1.2 million from $2.4 million in the fourth quarter last year. In addition, the 2007 fourth quarter included a large order for our PressureGuard Easy Air support surfaces that was not repeated in the fourth quarter of fiscal 2008. However, the decrease in Easy Air sales was more than offset by growth in our PressureGuard APM® alternating pressure support surfaces, which benefited from a large fourth quarter order this year.

“We signed a new supply agreement with Hill-Rom in early July 2008; however, our sales have remained below those of last year since the non-exclusive agreement did not include any minimum purchase commitments,” continued Mr. Ferguson. “Hill-Rom continues as our largest medical customer, and we remain focused on providing them with our proprietary medical products while seeking additional sales opportunities to build our branded and private label sales programs.”

Sales of therapeutic support surfaces accounted for 73% of our total medical business in the fourth quarter of fiscal 2008 compared with 76% of medical sales in the prior year quarter. The change in mix was due to reduced sales to Hill-Rom, offset somewhat by higher sales of our branded therapeutic support surfaces, including the PressureGuard® and Geo-Mattress® product lines that increased 7% compared with the fourth quarter of fiscal 2007. Growth leaders within our branded products group included the PressureGuard APM2 alternating pressure mattress and our Geo-Mattress line of all-foam support surfaces. Total therapeutic support surface sales, including branded and private label products, declined 11% during the fourth quarter to $7.8 million compared with $8.7 million in the fourth quarter last year.

Other medical product lines posted continued growth compared with the fourth quarter of fiscal 2007. Sales of Selan® skin care products rose 14%, seating product sales were up 11% due to strong demand for several of our wheel chair cushions, and sales of mattress overlays and patient positioners each increased 1% during the fourth quarter of fiscal 2008 compared with the same quarter last year.

In the custom products segment, sales rose 7% to $4.3 million compared with $4.0 million in the fourth quarter of last year. The increase was primarily due to higher sales of consumer bedding products that rose 8% to $3.4 million from $3.1 million in the fourth quarter last year. The majority of sales growth in this segment was generated from our consumer mattress overlays sold to Wal-Mart that rose 11% during the fourth quarter of 2008, as well as a strong increase in sales of consumer pillows, up 139% during the quarter due to a new sales program within Wal-Mart.

Custom products segment sales also benefited from higher industrial sales that grew 4% to $958,000 compared with $919,000 in last year’s fourth quarter.

Operating income for the fourth quarter of fiscal 2008 was $2.0 million compared with $2.3 million in the fourth quarter last year. The decrease was due primarily to lower sales volume and higher raw material costs in the medical business and slightly lower margins arising from a shift in product mix toward lower margin products compared with the fourth quarter of 2007.

Net non-operating expense declined from $45,000 in the fourth quarter last year to $10,000 in this year’s fourth quarter because of lower interest expense related to the reduction in long-term debt during fiscal year 2008. “We paid down $3.0 million in debt during fiscal 2008 as a result of our strong cash flow from operations,” noted Mr. Ferguson. “By fiscal year-end, we had reduced our long-term debt balance to $700,000, and our current ratio had improved to 2.5, highlighting our strong balance sheet.”

Income from continuing operations totaled $1.3 million, or $0.45 per diluted share, compared with $1.4 million, or $0.49 per diluted share, in the fourth quarter of fiscal 2007. Net income totaled $1.3 million, or $0.45 per diluted share, compared with a net loss of $582,000, or $0.21 per share, in the fourth quarter last year. The 2007 net income results included a loss from the now discontinued safety catheter segment of $2.0 million, or $0.73 per share.

Fiscal Year Results

Total net sales for fiscal year 2008 were $59.3 million, down 2% compared with $60.5 million in fiscal 2007. The decrease in sales was due to lower volume in both our medical and custom products segments.

Medical segment sales totaled $42.5 million in fiscal 2008 and were down 2% compared with sales of $43.2 million in fiscal 2007. The decrease was due primarily to lower private label sales to Hill-Rom that declined 28% from fiscal 2007 levels as previously mentioned. This was mostly offset by higher sales of branded therapeutic support surfaces that increased 9% compared with fiscal 2007. Sales of wheelchair seating products were down 1%, and patient positioners were down 4%; however, sales of overlays rose 3%, and Selan skin care products rose by 4% compared with the prior year. “We are encouraged with the growth we have seen in our branded medical products. The branded part of our medical business is healthy and will continue to be an important part of our future growth,” said Mr. Ferguson.

Sales in the custom products segment were $16.8 million in fiscal 2008 compared with $17.3 million in fiscal 2007. The 3% sales decline was due primarily to lower consumer bedding sales arising from the bankruptcy of one customer and the sale of another that reduced consumer bedding sales by 5% compared with fiscal 2007. Industrial sales rose 5% during fiscal 2008 due to increased demand from existing customers in the automotive and water sports markets; however, the growth was not enough to offset the decrease in consumer bedding sales compared with fiscal 2007.

Income from continuing operations for fiscal 2008 was $4.9 million, or $1.71 per diluted share, compared with $5.5 million, or $1.92 per diluted share, in fiscal 2007. The decrease in earnings from continuing operations was caused by lower sales volume and higher raw material costs during fiscal year 2008. Net income for fiscal 2008 increased 69% to $4.9 million, or $1.70 per diluted share, compared with $2.9 million, or $1.00 per diluted share, in fiscal 2007. Net income for 2007 included a loss from discontinued operations of $2.6 million, or $0.97 per share, related to the discontinued safety catheter segment.

Outlook for Fiscal 2009

“We are focused on expanding our distribution of medical products to build future sales,” continued Mr. Ferguson. “We are also working with our marketing partner, Louisville Bedding Company, to add more retailers to carry our line of consumer bedding products. We expect to report modest sales growth in fiscal 2009 as a result of expanded sales and marketing programs.

“Our earnings expectations for fiscal 2009 will be shaped largely by our sales growth and the effects of raw material prices in the coming year. We have experienced significant swings in foam costs in the last two years. Foam is the largest component of our raw material cost, and the recent reductions in oil prices should put downward pressure on petrochemicals and have a positive effect on foam pricing as we enter fiscal 2009; however, foam costs have been very difficult to predict in the past.

“We believe our strong financial position will provide Span-America with increased flexibility to address market changes in the future. We continue to invest in new product development and improving our manufacturing efficiencies. We expect these initiatives will be an important part in building future shareholder value,” concluded Mr. Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Span+Aids®, Isch-Dish®, and Selan® products. The company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) uncertainty regarding future sales to Hill-Rom, which is our largest customer in the medical segment, (b) the loss of a key customer or distributor for our products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) the potential for volatile pricing conditions in the market for polyurethane foam, (e) raw material cost increases, (f) the potential for lost sales due to competition from low-cost foreign imports, (g) changes in relationships with large customers, (h) the impact of competitive products and pricing, (i) government reimbursement changes in the medical market, (j) FDA regulation of medical device manufacturing, and (k) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Statements of Operations (Unaudited)

	Three Months Ended			Twelve Months Ended
	Sept. 27,	Sept. 29,		Sept. 27,	Sept. 29,
	2008	2007		2008	2007
		(Note 1)	% Chg		(Note 1)	% Chg

Net sales	$14,978,765	$15,486,473	-3%	$59,265,265	$60,543,829	-2%
Cost of goods sold	9,730,017	9,982,538	-3%	38,869,911	39,592,675	-2%
Gross profit	5,248,748	5,503,935	-5%	20,395,354	20,951,154	-3%
	35.0%	35.5%		34.4%	34.6%

Selling and marketing expenses	2,379,664	2,256,564	5%	8,988,657	8,893,608	1%
Research and development expenses	153,878	188,669	-18%	657,369	724,331	-9%
General and administrative expenses	740,373	772,699	-4%	3,230,854	3,205,273	1%
	3,273,915	3,217,932	2%	12,876,880	12,823,212	0%

Operating income	1,974,833	2,286,003	-14%	7,518,474	8,127,942	-7%
	13.2%	14.8%		12.7%	13.4%

Non-operating income / expense:
Investment income and other	1,631	31,371	-95%	50,755	276,852	-82%
Interest expense	11,741	76,776	-85%	108,465	103,152	5%
Net non-operating income (expense)	(10,110)	(45,405)	78%	(57,710)	173,700	-133%

Income from continuing operations before income taxes	1,964,723	2,240,598	-12%	7,460,764	8,301,642	-10%
Income taxes on continuing operations	674,000	792,000	-15%	2,542,000	2,797,000	-9%
Income from continuing operations	1,290,723	1,448,598	-11%	4,918,764	5,504,642	-11%
	8.6%	9.4%		8.3%	9.1%

(Loss) from discontinued operations, net of income taxes	(2,212)	(2,030,235)	100%	(49,915)	(2,630,703)	98%

Net income (loss)	$1,288,511	$(581,637)	322%	$4,868,849	$2,873,939	69%

Income from continuing operations per common share:
Basic	$0.47	$0.52	-10%	$1.77	$2.02	-12%
Diluted	0.45	0.49	-8%	1.71	1.92	-11%

(Loss) from discontinued operations per common share:
Basic	$(0.00)	$(0.73)	100%	$(0.02)	$(0.97)	98%
Diluted	n/a	n/a		n/a	n/a

Net income (loss) per common share:
Basic	$0.47	$(0.21)	323%	$1.76	$1.06	66%
Diluted	0.45	n/a		1.70	1.00	69%

Dividends per common share (Note 2)	$0.09	$0.08	13%	$0.34	$5.30	-94%

Weighted average shares outstanding:
Basic	2,762,129	2,775,054	0%	2,771,754	2,723,942	2%
Diluted	2,851,797	2,932,740	-3%	2,868,494	2,864,820	0%

Supplemental Data
Depreciation expense included in continuing operations	$167,632	$146,064	15%	$656,075	$608,537	8%
Amortization expense included in continuing operations	19,305	16,314	18%	73,282	69,165	6%

Note 1: Amounts for the three and twelve month periods ended September 29, 2007 have been reclassified to show the safety catheter segment as a discontinued operation.

Note 2: Dividends for the twelve month period ending September 29, 2007 include a special, one-time dividend of $5.00 per share declared in April 2007.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Balance Sheets

	Sept. 27,	Sept. 29,
	2008	2007
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$833,714	$808,864
Accounts receivable, net of allowances	7,771,366	7,195,288
Inventories	3,990,999	3,997,585
Deferred income taxes	683,000	997,000
Prepaid expenses	51,964	97,395
Total current assets	13,331,043	13,096,132

Property and equipment, net	6,569,091	6,536,842
Goodwill	1,924,131	1,924,131
Other assets	2,288,589	2,411,803
	$24,112,854	$23,968,908

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,528,935	$2,146,138
Accrued and sundry liabilities	2,753,771	3,503,436
Total current liabilities	5,282,706	5,649,574

Long-term debt	700,000	3,700,000
Deferred income taxes	45,000	38,000
Deferred compensation	752,684	793,667
Total long-term liabilities	1,497,684	4,531,667

Total liabilities	6,780,390	10,181,241

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,759,077 (Sept. 27, 2008) and 2,775,444 (Sept. 29, 2007)	1,308,847	1,724,225
Additional paid-in capital	563,303	528,945
Retained earnings	15,460,314	11,534,497
Total shareholders' equity	17,332,464	13,787,667

	$24,112,854	$23,968,908

Note: The Balance Sheet at September 29, 2007 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer